Exhibit 99.1

PRESS RELEASE

GENIE ENERGY BEGINS TRADING ON NYSE

IDT Completes Spin-Off of Genie Energy to Stockholders

Newark, NJ – October 31, 2011: Genie Energy (NYSE: GNE) Class B common stock began trading ‘regular way’ on the New York Stock Exchange today after being spun-off from parent company IDT Corporation (NYSE: IDT).  IDT distributed Genie shares to its common stockholders at close of business on October 28th.

Genie Energy is comprised of IDT Energy, a retail energy provider, and Genie Oil and Gas, which develops the Company’s unconventional energy initiatives, including ongoing oil shale development projects in Colorado and Israel. IDT mailed information statements to all IDT stockholders of record as of the October 21st record date.

Howard Jonas, who serves as Chairman of the Board of both Genie Energy and IDT said, “Genie Energy holds tremendous promise.  Its retail energy side is growing at a healthy pace, while our pioneering work on energy extraction technologies from unconventional resources will ultimately make liquid transportation fuels considerably more secure, accessible and affordable on a global scale.”

About Genie Energy Ltd.:
Genie Energy Ltd., (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas.  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in New York, Pennsylvania and New Jersey.    Genie Oil and Gas (GOGAS) pioneers technologies to produce clean transportation fuels from the world's abundant unconventional fuel resources.  Its unconventional energy development projects include oil shale initiatives in Colorado and Israel. For more information, visit www.genie.com.

Contact:
Genie Investor Relations
P: (973) 438-3848
E-mail: invest@genie.com

About IDT Corporation:
IDT Corporation (NYSE: IDT) through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  IDT also holds majority interests in Fabrix - a platform for efficient video storage and processing, Zedge - a distribution channel for mobile device related personalization content, and intellectual property pertaining to computer-to-computer communications.  For more information, visit www.idt.net.

Contact:
IDT Corporation Investor Relations
Phone: (973) 438-3838
E-mail:  invest@idt.net

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.